Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Virpax Pharmaceuticals, Inc. on Form S-1 to be filed on or about October 9, 2020 of our report dated August 10, 2020, on our audits of the consolidated financial statements as of December 31, 2019 and 2018 and for each of the years then ended. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Philadelphia, Pennsylvania

October 9, 2020